UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) - June 26, 2015

SIFCO Industries, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-5978	34-0553950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

970 East 64th Street, Cleveland Ohio		44103
(Address of principal executive offices)		(ZIP Code)
Registrant’s telephone number, including area code: (216) 881-8600
N.A.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On June 26, 2015, SIFCO Industries, Inc. (the “Company”) entered into a Credit and Security Agreement (the “Credit Agreement”), with KeyBank National Association and the lenders from time to time party thereto.

The new facility has a term of five years and is comprised of (i) a revolving credit facility in a maximum amount of up to $25 million, which reduces to $20 million on January 1, 2016, and (ii) a term loan of $20 million. Amounts borrowed under the new facility will be used to repay the amounts outstanding under the Company’s prior credit facility with Fifth Third Bank, for the acquisition of C Blade S.pA. Forging & Manufacturing, and for working capital and general corporate purposes. The new facility also has an accordion feature which allows the Company to increase the availability by up to $15 million upon the consent of the existing lenders or upon additional lenders being joined to the facility. Amounts borrowed under the credit facility are secured by substantially all the assets of the Company and its U.S. subsidiaries and a pledge of 65% of the stock of its non-U.S. subsidiaries. Borrowings will bear interest at the LIBOR rate, prime rate, or the eurocurrency reference rate depending on the type of loan requested by the Company, in each case plus the applicable margin as set forth in the Credit Agreement. The Credit Agreement contains certain financial covenants that require the Company to maintain less than a maximum debt to EBITDA ratio and more than a minimum fixed charge coverage ratio, as well as other customary terms and conditions.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement attached to this Form 8-K as Exhibit 4.1 and incorporated herein by reference.

As previously reported in its Current Report on Form 8-K filed on March 17, 2015, the Company entered into a Share Purchase Agreement (the “Share Purchase Agreement”) to purchase all of the outstanding equity of C Blade S.p.A. Forging & Manufacturing (“C Blade”), located in Maniago, Italy, from Riello Investimenti Partners SGR S.p.A., Giorgio Visentini, Giorgio Frassini, Giancarlo Sclabi and Matteo Talmassons. On June 30, 2015, the Company entered into an amendment to the Share Purchase Agreement (the “Amendment”). The Amendment states that the possession of the C Blade shares would be given to the purchaser at 12:01am on July 1, 2015. For a more detailed description of the transaction, see 2.01 - Completion of Acquisition or Disposal of Assets.

The Company issued a press release announcing the closing of the C Blade acquisition and the entry into the Credit Agreement. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.01	Completion of Acquisition or Disposal of Assets.
On July 1, 2015, the Company, through its wholly-owned subsidiary, SIFCO Italy Holdings S.R.L., completed the purchase of all of the outstanding equity of C Blade. The purchase price for the C Blade shares was approximately $17.2 million payable in cash, net of the current indebtedness of C Blade assumed by the Company, and subject to certain adjustments related principally to the delivered working capital level as provided under the Share Purchase Agreement. The foregoing description of the Share Purchase Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Share Purchase Agreement and the Amendment attached to this Form 8-K as Exhibits 2.1 and 2.2 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.
The disclosure in Item 1.01 regarding the Credit Agreement, and Exhibit 4.1 of this report are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)     Exhibits

2.1	Share Purchase Agreement, dated March 16, 2015, by and among the Company, Riello Investimenti Partners SGR S.p.A., Giorgio Visentini, Giorgio Frassini, Giancarlo Sclabi and Matteo Talmassons.*

2.2
Amendment to Share Purchase Agreement, dated June 30, 2015, by and among the Company, Riello Investimenti Partners SGR S.p.A., Giorgio Visentini, Giorgio Frassini, Giancarlo Sclabi and Matteo Talmassons.

4.1	Credit and Security Agreement, dated June 26, 2015, by and among the Company, KeyBank National Association and the lenders from time to time party thereto.

99.1	Press Release, dated July 1, 2015.

*Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K under the Securities Exchange Act of 1934. The Company agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIFCO Industries, Inc.
(Registrant)

Date: July 2, 2015
/s/ Salvatore Incanno
Salvatore Incanno
Vice President - Finance and Chief Financial Officer
(Principal Financial Officer)